Exhibit 99.1

News Release

Contact:	Investors: Cameron Hopewell - Managing Director, Investor Relations - (615) 263-3024

CCA PROVIDES UPDATE ON CUSTOMER INTERACTIONS

IN RESPONSE TO DOJ ANNOUNCEMENT

NASHVILLE, Tenn. – August 29, 2016 – On August 19, 2016, Corrections Corporation of America (NYSE: CXW) (the “Company” or “CCA”), America’s largest owner of partnership correctional, detention, and reentry facilities, issued a press release responding to the Federal Bureau of Prisons’ (“BOP”) decision to amend the Criminal Alien Requirement XVI (“CAR 16”) solicitation and to reduce future reliance on privately operated prison facilities based on recommendations from the Department of Justice. Since then, several customers have made public statements supporting their continued use of the private sector for correctional space and services. We also expect other government partners to further study their utilization of the private prison sector.

“In addition to an internal quality service team that performs extensive operational audit procedures, our correctional and detention facilities and services are subject to hundreds of government audits each year to help ensure compliance with our contracts covering all aspects of our operations. We welcome additional interactions and assessments of our services, and believe cooperation with our government partners is paramount to a successful operation,” said Damon Hininger, CCA’s chief executive officer. “We look forward to validating the value proposition we provide.”

CCA remains focused on providing a valuable public service to its government partners serving over 65,000 inmates, detainees, and residents in 85 facilities pursuant to over 100 contracts. The Company will also remain focused on diversifying its value proposition for its many government partners by developing and delivering mission-critical secure and non-secure facilities, residential reentry options and innovative, real estate-only solutions that provide an attractive avenue for creating long-term shareholder value.

About CCA

CCA, a publicly traded real estate investment trust (REIT), is the nation’s largest owner of partnership correctional, detention, and residential reentry facilities and one of the largest prison operators in the United States. We own or control 74 correctional, detention and reentry facilities, with a design capacity of approximately 75,000 beds, and manage 11 additional facilities owned by our government partners with a total design capacity of approximately 14,000 beds, in 20 states and the District of Columbia. CCA specializes in owning, operating and managing prisons and other correctional facilities and providing residential, community reentry and prisoner transportation services for governmental agencies. In addition to providing fundamental residential services, our facilities offer a variety of rehabilitation and educational programs, including basic education, faith-based

10 Burton Hills Boulevard, Nashville, Tennessee 37215, Phone: 615-263-3000

services, life skills and employment training and substance abuse treatment. These services are intended to help reduce recidivism and to prepare offenders for their successful reentry into society upon their release.

Forward-Looking Statements

This press release contains statements as to our beliefs and expectations of the outcome of future events that are forward-looking statements as defined within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. In particular, whether or not contracts with our government partners will be renewed is uncertain and subject to many variables. A list of factors that could cause operating and financial results to differ are described in the filings we make from time to time with the Securities and Exchange Commission.

CCA takes no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events or for any changes or modifications made to this press release or the information contained herein by any third-parties, including, but not limited to, any wire or internet services.

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